Exhibit 99.2

Vermillion

Q4 2019 Earnings Highlights

This presentation contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,”  “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to  identify such forward-looking statements.

Readers are cautioned that these forward-looking statements speak only as of the date of this presentation,  and the Company does not assume any obligation to update, amend or clarify them to reflect events, new  information or circumstances after such date except as required by law. Company estimates set forth in this presentation are based on various sources of information and various assumptions and judgments made by the Company, which Company management believes are reasonable. However, the Company cannot assure you that Company estimates are correct, and actual results may materially differ from Company estimates.

The forward-looking statements reflect the views of the Company as of the date of this presentation and are  subject to certain risks, uncertainties and assumptions, including those described in the section entitled “Risk  Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and quarterly  report on Form 10-Q for the quarter ended September 30, 2019.

This presentation is © copyright 2020 by Vermillion, Inc. All Rights Reserved.

Vermillion, Inc. Innovation Pipeline

All release dates based on management estimates

Patient Lifecycle with OVA Technology – solving diagnostic dilemmas from puberty to cure

Q4 2019 YOY Highlights

Q4FY19 vs Q4FY18

Product Volume Increased 93%

3854 units Q4 FY19 vs 1996 units Q4 FY18

Product Revenue Increased 62%

$1.3M in Q4 FY19 vs $0.79M in Q4 FY18

Total Customers Increased 83%

New Customers Increased 61%

Other Key Metrics

Total ordering physicians Q4 YOY – increase of ~ 1,189 y/y from 1,440 (Q418) to 2629 (Q419)

Cash utilization $2.9M – cash balance at year end $11.7M

Gross profit OVA1 Q4 – 48% vs prior year 36%.

OVA1 Weekly Volumes

Weekly Volume 2019

Note: While we did continue to hit an annualized run rate of 16 to 17k, it was slightly less than we forecasted as the holiday calendar impacted patient visits. We believe many patients took an entire week off and did not schedule doctor appointments.

Vermillion

Our Mission

Enable Early Ovarian Cancer Detection for All Ages and Ethnicities